CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-27359) of Texas Gas Transmission Corporation pertaining to the registration of $200,000,000 of debt securities and in the related Prospectus of our report dated February 13, 1998, with respect to the consolidated financial statements of Texas Gas Transmission Corporation and subsidiary included in this Annual Report (Form 10-K) for the year ended December 31, 1997.


March 26, 1998